Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-284323 on Form S-1, Registration Statement No. 333-281235 on Form S-1/A, Registration Statement Nos. 333-259554, 333-264727 and 333-267937 on Form S-3 and Registration Statement Nos. 333-265064, 333-260601, 333-270731, 333-272570 and 333-280309 on Form S-8 of our report dated March 26, 2024 (February 24, 2025, as to the subsequent events described in Note 16), relating to the financial statements of AEye, Inc. appearing in this Annual Report on Form 10-K of AEye, Inc. for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP

San Francisco, California

February 24, 2025